Pursuant to Rule 424(b)(3)
Registration Number 333-136194

PROSPECTUS SUPPLEMENT No. 5

(TO PROSPECTUS DATED FEBRUARY 13, 2007)

115,000,000 Shares

TERRA NOVA FINANCIAL GROUP, INC.

COMMON STOCK

This prospectus supplement supplements the prospectus dated February 13, 2007 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 115,000,000 shares of our common stock.

This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated February 13, 2007, including any supplements or amendments thereto.

Investing in the shares involves risks. See "Risk Factors" beginning on page 5 of the prospectus dated February 13, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 14, 2007

TERRA NOVA FINANCIAL GROUP, INC.
(Formerly Rush Financial Technologies, Inc.)
(Exact name of registrant as specified in its charter)

Texas	000-24057	75-2375969
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 South Wacker Drive, Suite 1550 Chicago, IL 60606
(Address of principal execute offices, including zip code)

(Registrant's telephone number, including area code): (312) 827-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03    Amendments to the Company's Articles of Incorporation or Bylaws Other Than by Shareholder Vote.

           On June 14, 2007, the Board of Directors of Terra Nova Financial Group, Inc. (the "Company") took action by unanimous written consent to amend the Company's Bylaws by deleting Section 2.12 and renumbering the remaining sections in Article II of the Bylaws. Section 2.12 provided that any action required by statute or permitted to be taken at a meeting of shareholders could be taken without a meeting if one or more written consents setting forth the action to be taken are signed by all of the shareholders entitled to vote on the matter. The removal of this section has no immediate impact, because Article 9.10(A) of the Texas Business Corporation Act contains substantially the same requirement. A copy of the deleted Section 2.12 and a copy of the Company's Bylaws as amended are attached to this Form 8-K as Exhibits 99.1 and 99.2, respectively.

           In addition, as permitted by Article 9.10(A) of the Texas Business Corporation Act, the Company's Board of Directors also approved, subject to further approval by shareholders, an amendment to the Company's Amended and Restated Articles of Incorporation. The amendment would provide that any action required by statute or by the Amended and Restated Articles of Incorporation to be approved by shareholders at an annual or special meeting may be taken without a meeting, without notice and without a vote if one or more written consents setting forth the proposed action are signed by shareholders having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. The proposed amendment is subject to the approval of shareholders holding two-thirds of the Company's outstanding common stock, and will be voted on by shareholders of record as of June 15, 2007 at a special meeting of shareholders to be held July 12, 2007. At the special meeting, the Company will also be seeking shareholder approval of a previously announced 1-for-10 reverse stock split of its common stock and a reduction in the number of shares authorized by its amended and restated articles of incorporation from 800,000,000 to 150,000,000 shares.

Item 9.01.    Financial Exhibits, Pro Forma Financial Information and Exhibits.
(d)	Exhibits

99.1	Amendment to Bylaws (Deleted former Section 2.12)
99.2	Bylaws, as amended

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA NOVA FINANCIAL GROUP, INC.
(Registrant)

By:/s/ Michael Nolan
Michael Nolan, Chief Executive Officer

Date: June 14, 2007